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                      July 29, 2022

       Moti Malul
       Chief Executive Officer
       NeoGames S.A.
       63-65, rue de Merl
       L-2146 Luxembourg , Grand Duchy of Luxembourg

                                                        Re: NeoGames S.A.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 14,
2022
                                                            File No. 001-39721

       Dear Mr. Malul:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services